                                                                      EXHIBIT 11

                                 KETEMA, INC.
                   COMPUTATION OF EARNINGS PER COMMON SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                     YEAR ENDED     YEAR ENDED
                                                                    FEBRUARY 28,   FEBRUARY 28,
PRIMARY                                                                 1994           1993
- - -------                                                             ------------   ------------

  Income (loss) from continuing operations........................     $1,541        $ (3,447)
                                                                       ======        ========
  Net income (loss)...............................................     $1,236        $ (3,789)
                                                                       ======        ========
  Weighted average number of common shares and common stock
   equivalents outstanding........................................      3,630           3,718
                                                                       ======        ========
  Primary earnings (loss) per common share:
   Income (loss) from continuing operations.......................     $ 0.42        $  (0.93)
   Net income (loss)..............................................     $ 0.34        $  (1.02)
                                                                       ======        ========

ASSUMING FULL DILUTION
- - ----------------------

  Income (loss) from continuing operations........................     $1,541        $ (3,447)
  Add after tax interest expense applicable to 8% subordinated
   convertible debentures due 2003................................        729             770
                                                                       ------        --------
  Income (loss) from continuing operations as adjusted............     $2,270        $ (2,677)
  Discontinued operations net of taxes  ..........................       (305)           (342)
                                                                       ------        --------
  Net income (loss), as adjusted..................................     $1,965        $ (3,019)
                                                                       ======        ========
  Weighted average number of common shares outstanding............      3,587           3,718
  Assuming conversion of 8% subordinated convertible debentures
   due 2003 ......................................................        991           1,041
  Assuming exercise of stock incentives reduced by the number of shares which could have been purchased with the proceeds
   from exercise of such incentives...............................         64              47
                                                                       ------        --------
  Weighted average number of common shares outstanding as
   adjusted.......................................................      4,643           4,806
                                                                       ======        ========
  Earnings (loss) per common share assuming full dilution:
   Income (loss) from continuing operations.......................     $ 0.49*       $  (0.56)*
   Net income (loss)..............................................     $ 0.42*       $  (0.63)*
                                                                       ======        ========

_______________

* This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an antidilutive result.